Exhibit 99.1

November 16, 2012

Intevac Announces Resignation of Kevin Fairbairn, President and CEO

SANTA CLARA, Calif.—(BUSINESS WIRE)— The Board of Directors of Intevac (NASDAQ:IVAC) today announced that Kevin Fairbairn has resigned for personal reasons as the Company’s President and Chief Executive Officer and as a member of the Board of Directors, effective immediately. The Board of Directors also announced it has appointed Norm Pond as Chief Executive Officer. Mr. Pond, a founder and former Chief Executive Officer of the company, will also continue as Chairman of the Board of Directors.

“We appreciate Kevin’s many contributions to Intevac and wish him well. We are fortunate that Norm, with his knowledge of the company, is available to assume the CEO role,” said David S. Dury, Lead Independent Director.

Mr. Pond further commented, “The Board and I firmly believe in Intevac’s future. We are committed to achieving success in our diversification efforts and to achieving sustained profitability and shareholder returns.”

About Intevac

Intevac was founded in 1991 and has two businesses: Equipment and Intevac Photonics.

In our Equipment business, we are a leader in the design, development and manufacturing of high-productivity, vacuum process equipment solutions. Our systems are production-proven for high-volume manufacturing of small substrates with precise thin film properties, such as those required in the hard drive and solar cell markets we currently serve.

In the hard drive industry, our 200 Lean® systems process approximately 60% of all magnetic disk media produced worldwide. In the solar cell manufacturing industry, our recently-introduced LEAN SOLAR™ platform, with applications including deposition, texture etch and ion implant, increases the conversion efficiency of silicon solar cells.

In our Photonics business, we are a leader in the development and manufacture of leading-edge, high-sensitivity imaging products and vision systems as well as materials identification instruments utilizing Raman technology. Our products primarily address the defense markets in addition to the industrial, medical and scientific industries.

Safe Harbor Statement

This press release includes statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Intevac claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” or “anticipates,” and do not reflect historical facts. Specific forward-looking statements contained in this press release include, but are not limited to: achieving profitability and shareholder returns, and success in the Company’s diversification efforts. The forward-looking statements contained herein involve risks and uncertainties that could cause actual results to differ materially from the company’s expectations. These risks include, but are not limited to: the failure to achieve profitability and achieve success in diversifying the company; both which could have a material impact on our business, our financial results, and the company’s stock price. These risks and other factors are detailed in the company’s periodic filings with the U.S. Securities and Exchange Commission.

For more information call 408-986-9888, or visit the company’s website at www.intevac.com.

Intevac, Inc.

Jeff Andreson, 408-986-9888

Chief Financial Officer

or

Claire McAdams, 530-265-9899

Investor Relations